                       SECURITIES AND EXCHANGE COMMISSION
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the Appropriate Box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12 Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                          ROBOTIC VISION SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)

                            [NAME OF PERSON FILING]
    (Name of Person(s) filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                        Copies of all communications to:

                              IRA I. ROXLAND, Esq.
                         Sonnenschein Nath & Rosenthal
                          1221 Avenue of the Americas
                            New York, New York 10020
                                 (212) 768-6700
--------------------------------------------------------------------------------

  [RVSI LOGO]

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                          CANTON, MASSACHUSETTS 02021

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 3, 2002

                            ------------------------


To the Stockholders of
  ROBOTIC VISION SYSTEMS, INC.:

     NOTICE IS GIVEN that the annual meeting of stockholders of ROBOTIC VISION SYSTEMS, INC., a Delaware corporation, will be held on Wednesday, April 3, 2002 at 10:00 a.m., at RVSI Corporate Headquarters, 5 Shawmut Road, Canton, Massachusetts, for the following purposes:

          1) To elect seven directors of the Company for the ensuing year.

          2) To consider and vote upon a proposal to amend the Company's certificate of incorporation to increase the authorized number of shares of common stock from 75,000,000 to 100,000,000.

          3) To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2002.

          4) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on February 22, 2002 are entitled to notice of and to vote at the meeting or any adjournment thereof.


                                              John J. Connolly
                                              Secretary

Canton, Massachusetts
February 27, 2002

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE MEETING BY GIVING WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                          CANTON, MASSACHUSETTS 02021

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about February 27, 2002 to all stockholders of record of Robotic Vision Systems, Inc. at the close of business on February 22, 2002 in connection with the solicitation by the board of directors of proxies for the annual meeting of stockholders to be held at RVSI Corporate Headquarters, 5 Shawmut Road, Canton, Massachusetts, on Wednesday, April 3, 2002.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail, and we will pay all expenses of preparing and soliciting such proxies. Georgeson Shareholder has been retained to solicit proxies on behalf of the board at an anticipated cost of $6,000. We have also arranged for reimbursement, at the rate suggested by The Nasdaq Stock Market, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Our directors, officers and employees may also solicit proxies but such persons will not be specifically compensated for such services.

     All proxies properly executed and received by the persons designated as proxy will be voted on all matters presented at the meeting in accordance with the specific instructions of the person executing such proxy or, in the absence of specified instructions, will be voted for the named nominees to the board and in favor of the proposals to:

     - amend our certificate of incorporation to increase the authorized number of shares of common stock from 75,000,000 to 100,000,000; and

     - ratify the selection of Deloitte & Touche as our independent auditors for the fiscal year ending September 30, 2002.

     The board does not know of any other matter that may be brought before the meeting but, in the event that any other matter should come before the meeting, or any nominee should not be available for election, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

MANNER OF VOTING

     Stockholders may vote their proxies by mail. Stockholders who hold their shares through a bank or broker can also vote via the Internet if this option is offered by the bank or broker. Any stockholder may revoke his proxy, whether he votes by mail or the Internet, at any time before the meeting by written notice to such effect received by us at the address set forth above, Attn: Corporate Secretary, by delivery of a subsequently dated proxy or by attending the meeting and voting in person.

VOTE REQUIRED

     The total number of shares of our common stock outstanding as of the record date was 48,008,106. The common stock is the only class of our securities entitled to vote, each share being entitled to one non-cumulative vote. Only stockholders of record as of the close of business on the record date will be entitled to vote. A majority of the shares of common stock outstanding and entitled to vote, or 24,004,054 shares, must be present at the meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     Directors will be elected by a plurality of the votes cast at the meeting. An affirmative vote of a majority of the outstanding shares of common stock is required for approval of the proposal to amend our certificate of incorporation. An affirmative vote of a majority of the shares of common stock present and voting, in person or by proxy, at the meeting is required for the ratification of Deloitte & Touche LLP as our independent auditors.

ABSTENTIONS AND NONVOTES

     Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the meeting and will have the same effect as a vote AGAINST each of such proposals. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. Broker nonvotes will have the same effect as a vote AGAINST the proposal to amend our certificate of incorporation. However, broker nonvotes will not be counted for purposes of determining whether the proposal to ratify Deloitte & Touche LLP as our independent auditors has been approved.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership of our common stock as of the record date by:

     - each director;

     - each person known by us to own beneficially 5% or more of our common stock;

     - each officer named in the summary compensation table; and

     - all directors and executive officers as a group.

                                                      NUMBER OF SHARES       PERCENT
NAME AND ADDRESS                                       OF COMMON STOCK          OF
BENEFICIAL OWNER(1)                                 BENEFICIALLY OWNED(2)     CLASS
-------------------                                 ---------------------    --------

Pat V. Costa......................................          651,040(3)         1.34%
Frank A. DiPietro.................................           95,446(4)            *
Jay M. Haft.......................................          533,497(5)         1.11%
Tomas Kohn........................................           85,116(6)            *
Mark J. Lerner....................................          107,392               *
Howard Stern......................................          139,252(8)            *
Robert H. Walker..................................          136,444(9)            *
Frank D. Edwards..................................           68,829(10)           *
Curtis W. Howes...................................           49,418(11)           *
Earl H. Rideout...................................           93,638(12)           *
Neal H. Sanders...................................           22,625(13)           *
Kenneth Griffin...................................        4,819,365(14)        9.99%
  c/o Citadel Limited Partnership
  225 West Washington St.
  Chicago, IL 60606

Becker Capital Management, Inc....................        3,028,700(15)        6.31%
  1211 SW Fifth Ave., Suite 2185
  Portland, OR 97204

All current executive officers and directors as a
  group (13 persons)..............................        1,939,327(16)(17)    4.02%

-------------------------
  *  Denotes less than 1%.

 (1) Except as otherwise indicated, the address of each beneficial owner is 5 Shawmut Road, Canton, Massachusetts 02021.

 (2) Except as otherwise indicated, includes shares underlying currently exercisable options and warrants as well as those options and warrants which will become exercisable within 60 days of the record date. Except as otherwise indicated, the named persons herein have sole voting and dispositive power with respect to beneficially owned shares.

 (3) Includes 619,432 shares underlying options and 1,608 vested shares held under our retirement investment plan.

 (4) Includes 43,598 shares underlying options; also includes 31,770 shares owned of record by Mr. DiPietro's spouse.

 (5) Includes 60,598 shares underlying options; also includes 399,078 shares owned of record by Mr. Haft's spouse.

 (6) Includes 33,000 shares underlying options; also includes 1,684 shares owned of record by Mr. Kohn's spouse.

 (7) Includes 60,999 shares underlying warrants held by Morgen, Evan & Company, Inc., of which Mr. Lerner is the principal owner; also includes 43,598 shares underlying options.

 (8) Includes 92,239 shares underlying options and 6,183 vested shares held under our retirement investment plan.

 (9) Includes 83,341 shares underlying options and 20,632 shares held indirectly in a retirement account.

(10) Includes 42,000 shares underlying options.

(11) Includes 48,918 shares underlying options.

(12) Includes 93,323 shares underlying options and 315 vested shares held under our retirement investment plan.

(13) Includes 18,625 shares underlying options.

(14) Based on Schedule 13G/A, filed with the SEC on February 14, 2002, and subsequent transactions known to us, Fisher Capital Ltd. and Wingate Capital Ltd., beneficially owned, as of the record date, 5,679,254 and 3,181,460 respectively, of our shares, or an aggregate of 8,860,714 shares, including shares underlying prepaid warrants, incentive warrants and other warrants currently exercisable or exercisable within 60 days of the record date. Each holder of prepaid warrants is prohibited from exercising such warrants if exercise would cause the holder and its affiliates to own a number of shares which, when added to the number of shares of common stock beneficially owned 60 days prior to the date of such exercise plus any shares which were acquired during the 60 day period, would be in excess of 9.99% of our common stock outstanding immediately following such exercise. Therefore, the maximum number of shares of our common stock that can be beneficially owned by Fisher and Wingate in the aggregate is 4,819,365 shares, based on outstanding shares as of the record date.

     This SEC filing also reflects that:

     - Wellington Partners Limited Partnership is the sole shareholder of Wingate;

     - Kensington Global Strategies Fund, Ltd. is the sole shareholder of
       Fisher;

     - Citadel Limited Partnership is the general partner of Wellington and the portfolio manager of Kensington;

     - GLB Partners, L.P. is the general partner of Citadel Limited Partnership;

     - Citadel Investment Group, L.L.C. is the general partner of GLB; and

     - Kenneth C. Griffin is the sole member and manager of Citadel Investment Group.

    Citadel has informed us that Kenneth C. Griffin, Citadel Limited Partnership and each of the Citadel entities disclaims beneficial ownership of the shares of common stock held by the other Citadel entities.

(15) Based on Schedule 13 G/A filed with the SEC on February 7, 2002, Becker Capital Management, Inc. has sole power to vote 2,714,700 shares and sole power to dispose of 3,028,700 shares. Schedule 13 G/A notes that all such shares are owned by advisory clients of Becker Capital Management, Inc., and Becker Capital Management, Inc. disclaims any beneficial ownership of all shares.

(16) Includes an aggregate of 1,218,130 shares underlying options and warrants.

(17) Includes an aggregate of 8,106 vested shares held in our investment retirement plan.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the fiscal year ended September 30, 2001, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were met.

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the meeting to serve for a term of one year or until their respective successors are elected and qualified.

INFORMATION CONCERNING NOMINEES

     The following table sets forth the positions and offices presently held with us by each nominee, his age and his tenure as a director.

NAME                             AGE    POSITIONS AND OFFICE PRESENTLY HELD    SINCE
----                             ---    -----------------------------------    -----
Pat V. Costa...................  58     Chairman, President and Chief          1984
                                        Executive Officer
Frank A. DiPietro..............  75     Director                               1992
Jay M. Haft....................  66     Director                               1977
Tomas Kohn.....................  60     Director                               1997
Mark J. Lerner.................  49     Director                               1994
Howard Stern...................  64     Senior Vice President and Director     1981
Robert H. Walker...............  66     Director                               1990

     PAT V. COSTA has served as president, chief executive officer and chairman of our board of directors since 1984. Earlier he had been publisher of Telecommunication Magazine and technical director for H.L. Livermore Company and executive vice president of GCA Corporation, a manufacturer of electronic equipment and semiconductor capital equipment. Mr. Costa is a graduate of Northeastern University, received an MS from M.I.T. and an MBA from Harvard Business School. From 1986 to 1988, Mr. Costa was Chairman of the Board of the Automated Vision Association (AVA), now called Automated Imaging Association.

     FRANK A. DIPIETRO began his career with General Motors ("GM") in 1944. During his forty-six year career with GM, he was actively involved in automobile assembly and manufacturing engineering systems. He retired in 1990 and continues as a consultant in laser systems in several industries, most recently for the University of Michigan in evaluating laser applications in the global auto industry. At the time of his retirement, Mr. DiPietro held the position of director of manufacturing engineering, Chevrolet-Pontiac-Canada car group, for GM.

     JAY M. HAFT is a strategic and financial consultant for growth stage companies. He is active in international corporate finance, mergers and acquisitions, and in the representation of emerging growth companies. Mr. Haft has been Managing General Partner of GenAm "1" Venture Fund, an international venture capital fund and a director of numerous public and private corporations, including Encore Medical Corporation, DUSA Pharmaceuticals, Inc., and Oryx Technology, Inc,. He is of counsel to Reed Smith LLP in New York and previously a senior partner of Parker Duryee Rosoff & Haft in New York. He is a former member of the Florida Commission of Government Accountability to the People and a former National Trustee and Treasurer of the Miami City Ballet, and is currently a director of Florida International University and a member of the Advisory Board of the Wolfsonian Museum and the FIU Law School.

     TOMAS KOHN has been a professor of management at Boston University's School of Management in the undergraduate, MBA, and executive MBA programs since 1988. Dr. Kohn is the chairman of Conduit del Ecuador, a steel tubing manufacturer, and a member of the board of directors of Ideal-Alambrec, a steel wire manufacturer, both in Quito, Ecuador. He has held these positions since 1974 and 1972, respectively. From 1987 until our acquisition of Computer Identics Corp. in August 1996, Dr. Kohn was a member of Computer Identics' board of directors, and its Chairman since 1992. From 1986 until 1995, Dr. Kohn was a member of the board of directors of N.V. Bekaert S.A., the world's largest independent steel wire manufacturer. N.V. Bekaert was a major shareholder of Computer Identics.

     MARK J. LERNER has been president of Morgen, Evan & Company, an investment banking firm which specializes in Japanese-U.S. transactions, since 1992. Previously and from 1990, he was a managing director at Chase Manhattan Bank where he headed the Japan corporate finance group. From 1982 to 1990 Mr. Lerner worked in the investment banking division of Merrill Lynch as head of its Japan group, coordinating its New York-based Japanese activities with professionals in Tokyo and London.

     HOWARD STERN has been our senior vice president and technical director since December 1984 and a director since 1981. Mr. Stern has an extensive background in 2-D and 3-D imaging and electro-optical and electro-mechanical systems engineering. During his employment with us and our predecessor companies, Mr. Stern has been a listed inventor on more than seventy patents.

     ROBERT H. WALKER was, before his retirement in March 1998, our executive vice president, chief financial officer, secretary and treasurer, positions he held since December 1986. From 1984 to 1986 he was our senior vice president. From 1983 to 1985 he also served as our treasurer. Mr. Walker is a director of Tel Instrument Electronics Corporation.

IDENTIFICATION OF EXECUTIVE OFFICERS

              (Excludes executive officers who are also directors)

           NAME              AGE       POSITION          PRINCIPAL OCCUPATION
           ----              ---       --------          --------------------
John J. Connolly...........  45     Vice President    Joined us in October 2001
                                                      as our vice president of
                                                      finance and chief financial
                                                      officer. Previously and
                                                      from July 2000, he was vice
                                                      president of finance and
                                                      chief financial officer at
                                                      Unisphere Networks, which
                                                      provides next generation IP
                                                      networking equipment. From
                                                      1994 through June 2000, he
                                                      was vice president of
                                                      finance and chief financial
                                                      officer at Davox
                                                      Corporation, which provides
                                                      customer interaction
                                                      management solutions.

Curtis W. Howes............  50     Vice President    Has been our corporate vice
                                                      president of automatic
                                                      identification since May
                                                      1997. He was acting
                                                      president of the Acuity
                                                      CiMatrix division from
                                                      March 1999 through December
                                                      2000 and acting chief
                                                      operating officer of the
                                                      Acuity CiMatrix division
                                                      from June 1998 through
                                                      March 1999. Before joining
                                                      us and since November 1991,
                                                      he was employed by Intermec
                                                      Corporation, most recently
                                                      as general manager of
                                                      Intermec's imaging systems
                                                      division, which designed,
                                                      manufactured and sold
                                                      vision-based products for
                                                      symbology reading.

           NAME              AGE       POSITION          PRINCIPAL OCCUPATION
           ----              ---       --------          --------------------
John S. O'Brien............  46     Vice President    Has been the acting
                                                      president of the Acuity
                                                      CiMatrix division since May
                                                      2001. Since February 1997,
                                                      he has been our vice
                                                      president of human
                                                      resources. Previously and
                                                      from 1990, he was chief
                                                      financial officer and vice
                                                      president, human resources
                                                      of Charles River Data
                                                      Systems, an imbedded
                                                      systems developer and
                                                      manufacturer in Framingham,
                                                      MA.
Patricia Randall...........  51     Vice President    Has been our corporate vice
                                                      president and general
                                                      counsel since June 2001.
                                                      Previously and from 1998,
                                                      she was general counsel and
                                                      vice president of Hadco
                                                      Corporation. From 1980 to
                                                      1998 she was a partner at
                                                      the Boston law firm of
                                                      Hamilton, Dahmen and
                                                      Randall with a focus on
                                                      corporate law and civil
                                                      litigation.
Earl H. Rideout............  55     Senior Vice       Has been our president of
                                    President         the Semiconductor Equipment
                                                      Group since June 2000.
                                                      Since January 1997 he has
                                                      also been corporate senior
                                                      vice president, and from
                                                      1989, he was our vice
                                                      president/general manager
                                                      of our Electronics
                                                      Subdivision.
Neal H. Sanders............  52     Vice President    Has been our vice president
                                                      of corporate development
                                                      since February 2000.
                                                      Previously and since
                                                      December 1998 he was our
                                                      vice president of corporate
                                                      communications and investor
                                                      relations. From 1980
                                                      through 1998, he held
                                                      comparable positions at
                                                      Analog Devices, Inc., Bolt
                                                      Beranek and Newman, Inc.,
                                                      and Microdyne Corporation.

     All directors hold office until the next annual meeting of stockholders and election and qualification of their successors. Executive officers are elected annually by the board to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                 TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

     Our board of directors has unanimously approved an amendment to our certificate of incorporation to increase the number of shares of common stock which we shall be authorized to issue from 75,000,000 to 100,000,000.

     We are requesting approval of this proposal because we presently do not have a sufficient number of shares of common stock available for issuance upon exercise of outstanding options granted under our employee stock benefit plans, rights granted under our stockholder rights plan and our prepaid and other warrants. In addition to the 48,008,106 shares of common stock outstanding on the record date, we require an aggregate of 27,061,729 shares of common stock to satisfy our issuance obligations in these regards, resulting in a deficiency of 69,835 shares of common stock. We also need additional shares of common stock available for issuance upon exercise of options that may be granted under our employee stockholder benefit plans and pursuant to possible acquisitions, financings and other corporate purposes.

     The additional shares of common stock may be issued from time to time as the board may determine without future action of our stockholders, except as may be required by applicable law and the regulations of The Nasdaq Stock Market. We do not currently have any agreements, arrangements or understandings with respect to any exchange, merger, acquisition or similar transaction.

     The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of our company without further action by the stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease existing stockholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to existing stockholders.

     Stockholders do not currently possess, nor upon the adoption of the proposed amendment will they acquire, preemptive rights which would entitle such persons, as a matter of right, to subscribe for the purchase of any of our securities.

     Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     Set forth below is the aggregate compensation for services rendered to us in all capacities during our fiscal years ended September 30, 2001, 2000 and 1999 by our chief executive officer and by each of our four other most highly compensated executive officers whose compensation exceeded $100,000 during our fiscal year ended September 30, 2001.

                                                                       LONG TERM COMPENSATION
                                                                 -----------------------------------
                                    ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                              --------------------------------   -----------------------   ---------
                                                        OTHER                   NUMBER       LONG         ALL
                                                       ANNUAL    RESTRICTED   OF SHARES      TERM        OTHER
NAME AND                                               COMPEN-     STOCK      UNDERLYING   INCENTIVE    COMPEN-
PRINCIPAL POSITION     YEAR    SALARY    BONUS(1)      SATION      AWARDS      OPTIONS      PAYOUTS    SATION(2)
------------------     ----   --------   --------      -------   ----------   ----------   ---------   ---------

Pat V. Costa.........  2001   $315,016        --         --         --          71,703        --        $10,927
  Chief Executive      2000   $315,016   $78,750(1)      --         --              --        --        $12,052
  Officer              1999   $315,016        --         --         --         200,000        --        $11,827

Earl H. Rideout......  2001   $227,000        --         --         --         100,000        --        $ 5,700
  Senior Vice          2000   $200,011   $76,500(1)(4)   --         --              --        --        $ 6,825
  President            1999   $174,539   $25,000(4)      --         --           3,871        --        $ 9,965

Neal H. Sanders......  2001   $175,000   $16,000(4)      --         --          54,000        --        $18,167
  Vice President       2000   $166,250   $34,200(1)(4)   --         --              --        --        $ 1,500
                       1999   $105,000   $12,000(4)      --         --          20,000        --        $ 1,500

Frank D. Edwards.....  2001   $174,990        --         --         --           8,000        --        $ 1,500
  Chief Financial      2000   $174,990   $31,500(1)      --         --              --        --        $ 1,500
  Officer              1999   $100,962        --         --         --         100,000        --             --

Curtis W. Howes......  2001   $175,000   $ 5,000(4)      --         --          20,000        --        $18,729
  Vice President       2000   $189,990   $46,500(1)(4)   --         --              --        --        $11,500
                       1999   $227,127        --         --         --          26,666        --        $41,467

Howard Stern.........  2001   $165,006        --         --         --          24,030        --        $ 5,700
  Senior Vice          2000   $165,006   $30,000(1)      --         --              --        --        $ 6,850
  President            1999   $168,180        --         --         --              --        --        $ 6,600

-------------------------
(1) Amount paid in fiscal 2000 represents earned bonus for the first half of fiscal 2000.

(2) Represents payments under our retirement investment plan, vehicle allowances for each of Messrs. Costa, Rideout and Stern and relocation allowance for Messrs. Howes and Sanders and their families.

(3) Mr. Edwards joined the Company in March 1999. He resigned on September 28, 2001.

(4) Represents payments to Messrs. Howes, Rideout and Sanders for contractual bonuses.

OPTIONS

     The table below sets forth information concerning individual grants of stock options made during fiscal 2001 to the executive officers named in the Summary Compensation Table.

                                  NUMBER OF
                                  SHARES OF
                                 COMMON STOCK    PERCENT OF
                                  UNDERLYING    TOTAL OPTIONS   EXERCISE                 GRANT DATE
                                   OPTIONS       GRANTED TO     PRICE PER   EXPIRATION    PRESENT
NAME                               GRANTED        EMPLOYEES       SHARE        DATE       VALUE(1)
----                             ------------   -------------   ---------   ----------   ----------
Pat V. Costa...................     71,703          4.19%         $3.09     12/20/2006     179,258
Earl H. Rideout................    100,000          5.84%         $3.09     12/20/2006     250,000
Neal H. Sanders................     34,000          1.99%         $3.09     12/20/2006      85,000
                                    20,000          1.17%         $1.68       7/2/2007      27,200
Frank D. Edwards...............      8,000          0.47%         $3.09     12/20/2006      20,000
Curtis W. Howes................     20,000          1.17%         $3.09     12/20/2006      50,000
Howard Stern...................     24,030          1.40%         $3.09     12/20/2006      60,075

-------------------------
(1) Computed in accordance with the Black-Scholes option pricing model utilizing the following assumptions: volatility of 107%, risk-free interest rate of 3.90% and an expected life of about five years.

     Set forth below is further information with respect to unexercised options to purchase our common stock under our stock option plans.

                                                     NUMBER OF SHARES
                        NUMBER OF                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                         SHARES                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                        ACQUIRED                    SEPTEMBER 30, 2001            SEPTEMBER 30, 2001
                       ON EXERCISE    VALUE     ---------------------------   ---------------------------
NAME                   OF OPTIONS    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   --------   -----------   -------------   -----------   -------------
Pat V. Costa.........     --            --        597,025        191,703          --            --
Earl H. Rideout......     --            --         62,845        116,026          --            --
Neal H. Sanders......     --            --          4,000         66,000          --            --
Frank D. Edwards.....     --            --         42,000             --          --            --
Curtis W. Howes......     --            --         37,335         42,665          --            --
Howard Stern.........     --            --         84,982         15,018          --            --

PENSION BENEFITS

     The following table sets forth the estimated annual plan benefits payable upon retirement in 2002 at age sixty-five after fifteen, twenty, twenty-five, thirty and thirty-five years of credited service.

                                               YEARS OF SERVICE
                              ---------------------------------------------------
REMUNERATION                    15         20         25         30         35
------------                  -------    -------    -------    -------    -------
$100,000....................  $19,262    $25,682    $32,103    $32,103    $32,103
 125,000....................   24,962     33,282     41,603     41,603     41,603
 150,000....................   30,662     40,882     51,103     51,103     51,103
 175,000....................   36,362     48,482     60,603     60,603     60,603
 200,000....................   42,062     56,082     70,103     70,103     70,103
 225,000....................   42,062     56,082     70,103     70,103     70,103
 250,000....................   42,062     56,082     70,103     70,103     70,103
 300,000....................   42,062     56,082     70,103     70,103     70,103
 400,000....................   42,062     56,082     70,103     70,103     70,103
 500,000....................   42,062     56,082     70,103     70,103     70,103

     The amount of compensation covered by the Company's pension plan is determined in accordance with rules established by the Internal Revenue Service and includes all dollar items shown on the summary compensation table with the exception of 401(k) contributions. For purposes of calculating the pension benefit, earnings are limited to $200,000, as adjusted for any cost of living increases authorized by the Internal Revenue Code.

     At September 30, 2001, Messrs. Costa, Rideout and Stern had, respectively, 17, 13 and 30 years of credited service with the Company.

     A participant in the pension plan will receive retirement income based on 23% of his final average salary up to his applicable social security covered compensation level plus 38% of any excess, reduced proportionately for less than twenty-five years of credited service at normal retirement at age 65, subject to the $200,000 limit described above. Final average salary is defined in the pension plan as the average of a participant's total compensation during the five consecutive calendar years in the ten calendar year period prior to his normal retirement date, which produces the highest average. A participant is 100% vested in his accrued pension benefit after five years of service as defined in the pension plan. No person who became our employee after October 31, 1996 is eligible to participate in the pension plan.

EMPLOYMENT AGREEMENTS

     Mr. Pat Costa is employed as our chief executive officer and president under an indefinite term agreement which currently provides for an annual base salary of $315,016. Pursuant to the terms of his employment agreement, Mr. Costa has been granted certain rights in the event of the termination of his employment or upon the occurrence of a change in our control. Specifically, in the event of termination for any reason other than for cause and other than voluntarily, Mr. Costa will be entitled to the continuance of salary and certain fringe benefits for a period of twelve months and may exercise all outstanding stock options, which are exercisable during the twelve-month period following termination at any time within such twelve-month period. In the event of the occurrence of a change in our control (as defined in his employment agreement) and, further, in the event that

Mr. Costa is not serving in the positions of our chief executive officer, president and chairman, other than for cause, within one year thereafter, then Mr. Costa will be entitled to receive a lump sum payment equal to 2.99 times Mr. Costa's base amount (as such term is defined in the Internal Revenue Code and applicable regulations thereunder) at the time of termination. Further, Mr. Costa will be entitled to receive continuation by us of life, dental, and disability coverage for a period of 36 months; all benefits due him or contributed by us on his behalf under any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan; and payment of any excise tax due in connection with the change in control payments. He will also have the right to exercise or otherwise receive the benefit of all outstanding stock options.

     We have also granted certain rights in the event of termination of employment to Messrs. Connolly, Howes, O'Brien, Rideout, Sanders, Stern and Ms. Randall. In the event of involuntary termination other than for cause, each executive officer will be given six months severance pay and continued benefits. In addition, we have agreed to provide a maximum of one hundred days' advance written notice to Mr. Stern in the event we should desire to terminate his employment other than for cause. In such event, he shall be entitled to exercise all outstanding stock options, regardless of when otherwise exercisable, during a specified period following such termination. Mr. Rideout has also been granted a severance agreement in the occurrence of a change in control which entitles him to continued salary and benefits for a period of twelve months.

     Mr. Rideout's current salary is $275,000 per year. A portion of this salary, equal to $50,000 per year, has been deferred since June 2000, with payment of this deferral to be made at such time as shall be determined by Mr. Costa.

THE BOARD OF DIRECTORS -- COMPOSITION AND COMPENSATION

     Our business is managed under the direction of our board of directors. The board consists of a single class of directors who are elected for a term of one year, such term beginning and ending at each annual meeting of stockholders.

     During the fiscal year ended September 30, 2001, our board held sixteen meetings, eleven of which were convened by telephone.

     Our board has an audit committee, which consists of Messrs. DiPietro, Haft and Kohn. The committee's functions and its activities during fiscal 2001 are described below under "Report of Audit Committee."

     Our board has also established a stock option committee to review and implement appropriate action with respect to all matters pertaining to stock options granted under our stock option plans. The stock option committee, which is comprised of Messrs. DiPietro and Haft, took action eleven times by unanimous written consent.

     We do not have a nominating committee charged with the search for and recommendation to the board of potential nominees for board positions nor do we have a compensation committee charged with reviewing and recommending to the board compensation programs for our officers. These functions are performed by the board as a whole.

     During the fiscal year ended September 30, 2001, directors who were not otherwise our employees were compensated at the rate of $1,500 for attendance at each one-day and $2,500 for each two-day meeting of our board or any committee thereof; and $200 for participation at a telephonic meeting. In addition, outside directors are granted stock options periodically, typically on a yearly basis.

REPORT OF AUDIT COMMITTEE

     The Audit Committee is charged with monitoring the preparation of quarterly and annual financial reports by management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters.

     The Committee is responsible for matters concerning the Company's relationship with its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Committee pursuant to Independence Standards Board Standard No.
1).

     The Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the committee's charter. To carry out its responsibilities, the Committee met eleven times during fiscal 2001.

     During the fiscal year ended September 30, 2001, the Company discovered what it thought might be revenue recognition errors, and after conducting an internal review, apprised the Committee of the possible errors. Thereupon, the Company and the Audit Committee retained special counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which retained a forensic auditor, the Forensic and Investigative Services Division of Deloitte & Touche LLP, to conduct a review to determine the nature and extent of the possible errors. Based on the review by special counsel and the forensic auditors, the Company and its independent auditors, determined that the errors were material and a restatement was necessary. On May 21, the Company issued restated financial statements for the fiscal year 2000 and the first quarter of 2001.

     In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     With respect to the Company's outside auditors, the Committee, among other things, discussed with Deloitte & Touche LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standard Board Standard No. 1 (Discussions with Audit Committee).

     On the basis of these reviews and discussions, the Committee recommended to the board that the board approve the inclusion of the Company's audited financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2001 for filing with the SEC.

                              THE AUDIT COMMITTEE

                             Jay M. Haft, Chairman
                    Frank DiPietro                Tomas Kohn

REPORT ON EXECUTIVE COMPENSATION

     The Company does not have a compensation committee charged with reviewing and recommending to the board of directors compensation programs for its executive officers. These functions are performed by the board as a whole.

     Compensation Philosophy

     The board believes that executive compensation should:

     - provide motivation to achieve strategic goals by tying executive compensation to the Company's performance, as well as affording recognition of individual performance,

     - provide compensation reasonably comparable to that offered by other high-technology companies in a similar industry, and

     - align the interests of executive officers with the long-term interests of the Company's stockholders through the award of equity purchase opportunities.

     The compensation plan is designed to encourage and balance the attainment of short-term operational goals, as well as the implementation and realization of long term strategic initiatives. As greater responsibilities are assumed by an executive officer, a larger portion of compensation is "at risk". This philosophy is intended to apply to all management.

     Compensation Program

     The executive compensation program has three major components: base salary, short-term incentive bonus payments and long-term equity incentives.

     Base salary is determined by evaluating individual responsibility levels utilizing independent compensation surveys to determine appropriate salary ranges and evaluating the individual performance.

     Short-term incentive bonus payments, generally, are paid to executive officers on an annual basis. The award of bonuses and their size, in substantial part, are linked to predetermined earnings targets, creating direct linkage between pay and the Company's profitability.

     The board believes that executive officers who are in a position to make a substantial contribution to the Company's long term success and to build stockholder value should have a significant equity stake in its on-going success. Accordingly, one of the principal motivational methods has been the award of stock options. In addition to financial benefits to executive officers, if the price of the Company's common stock during the term of any such option increases beyond such option's exercise price, the program also creates an incentive for executive officers to remain with the Company since options generally vest and become exercisable over a four-year period and the first increment is not exercisable until one year after the date of grant.

  Chief Executive Officer Compensation

     Mr. Costa's compensation is determined substantially in conformance with the compensation philosophy, discussed above, that is applicable to all of the Company's executive officers. Performance is measured against defined financial, operational, and strategic objectives. In establishing Mr. Costa's base salary and bonus, the board takes into account the Company's performance against both its own objectives and the industry of which it is a part, as well as Mr. Costa's contribution to the Company's near- and long-term objectives.

     During fiscal year 2001, Mr. Costa had as his principal responsibility the management of the Company through the most turbulent period in the history of the semiconductor capital equipment business. The unprecedented increase in industry demand of 2000 was replaced by an accelerating deterioration in semiconductor industry conditions in 2001. Mr. Costa directed the shedding of expense while simultaneously (a) minimizing losses, (b) maintaining the Company's dominant market share, (c) maintaining the Company's technological leadership position, and (d) continuing to nurture new market opportunities both in the semiconductor capital equipment and machine vision markets.

     As industry conditions worsened over the course of the year, Mr. Costa was also charged by the board with maintaining and improving the Company's financial condition through the sale of non-core assets and through all other means necessary. Mr. Costa took personal responsibility for directing the sale of the Company's material handling business and had key involvement in other aspects of financial management.

     At the request of Mr. Costa, the board made no change to Mr. Costa's compensation in fiscal year 2001.

  Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid to a company's executive officer. Certain performance-based compensation is excluded by Section 162(m)(4)(C) of the Code in determining whether the $1 million limit applies. Currently the total compensation, including salary, bonuses and excludable stock options for any of the named executives does not exceed this limit. If in the future this regulation becomes applicable to the Company, the board will not necessarily limit executive compensation to that which is deductible, but will consider alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its overall compensation objectives and philosophy. The board will continue to review the compensation programs to assure such programs are consistent with the objective of increasing stockholder value.

                             THE BOARD OF DIRECTORS

                             Pat V. Costa, Chairman

                      Frank A. DiPietro        Jay M. Haft
                      Tomas Kohn               Mark J. Lerner
                      Howard Stern             Robert H. Walker


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended September 30, 2001, the following officers and former officers participated in discussions concerning executive officer compensation: Pat V. Costa, Frank D. Edwards, Howard Stern, Robert H. Walker and John O'Brien. Each of the named participants recused himself in discussions concerning his own compensation.

STOCK PERFORMANCE

     The following graph compares the yearly percentage change in the cumulative total stockholder return on our common stock during the five years ended September 30, 2001 with the total return on the Standard & Poor's 500 composite index and the NASDAQ non-financial index. The comparison assumes $100 was invested on September 30, 1996 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                        FIVE YEAR CUMULATIVE PERFORMANCE

                                  [Line Graph]

                                                                     NASDAQ NON-
                        RVSI                   S&P 500                FINANCIAL
                        ----                   -------               -----------
Sep-96                 100.00                  100.00                  100.00
Sep-97                  72.60                  117.61                  134.89
Sep-98                  11.57                  162.09                  135.64
Sep-99                  16.39                  174.02                  229.99
Sep-00                  25.68                  219.49                  313.78
Sep-01                   7.40                  178.12                  117.04

                             CERTAIN RELATIONSHIPS

     Mark J. Lerner, one of our directors, is president of Morgen, Evan & Company. Mr. Lerner, through Morgen, Evan & Company, provided consultation services relative to our international marketing and sales efforts, for which we compensated Mr. Lerner, through Morgen, Evan & Company in the amount of $71,291 for services received during our fiscal year 2001.

     Jay M. Haft received compensation during fiscal year 2001 of $20,000 for consulting services provided to us.

     Robert H. Walker also provided consulting services and was paid $13,000 in fees.

     We believe that the compensation or fees paid to such parties was no greater than what would have had to be paid to an unaffiliated person for substantially similar services.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The board has selected, based on the recommendation of the Audit Committee, Deloitte & Touche LLP to audit our accounts for the fiscal year ending September 30, 2002. Such firm, which has served as our independent auditor since 1986, has reported to us that none of its members has any direct financial interest or material indirect financial interest in us.

     Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of Deloitte & Touche LLP as our independent auditors.

AUDIT FEES

     The aggregate fees for professional services rendered by Deloitte & Touche in connection with their audit of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and reviews of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q and Form 10-Q/A for the fiscal year ended September 30, 2001 totaled approximately $371,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no professional services rendered by Deloitte & Touche in the fiscal year ended September 30, 2001 relating to financial information systems design and implementation.

ALL OTHER FEES

     The aggregate fees for all other services rendered by Deloitte & Touche for the fiscal year ended September 30, 2001 were approximately $548,000 and can be categorized as follows:

  Attestation Fees

     The aggregate fees for attestation services rendered by Deloitte & Touche for matters such as audits of employee benefit plans, due diligence pertaining to acquisitions and dispositions, and consultation on accounting standards were approximately $316,000.

  Other Fees

     The aggregate fees for other services, including consultation related to tax planning and compliance, were approximately $232,000.

     A representative of Deloitte & Touche LLP is expected to attend the meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at our 2003 annual meeting of stockholders pursuant to the provisions of Rule 14a-8, promulgated under the Exchange Act, must be received by us at our offices in Canton, Massachusetts by October 30, 2002 for inclusion in our proxy statement and form of proxy relating to such meeting.

                            ACCOMPANYING INFORMATION

     Accompanying this proxy statement is a copy of our annual report to shareholders for our fiscal year ended September 30, 2001. Such annual report includes our audited financial statements for the three fiscal years ended September 30, 2001.

                          ROBOTIC VISION SYSTEMS, INC.
                                 5 SHAWMUT ROAD
                           CANTON, MASSACHUSETTS 02021

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Pat V. Costa and Howard Stern as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side hereof, all the shares of Common Stock of Robotic Vision Systems, Inc. (the "Company") held of record by the undersigned on February 22, 2002, at the Annual Meeting of Stockholders to be held on April 3, 2002 or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                         (To Be Signed on Reverse Side)


1.   Election of directors:

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE SUCH NOMINEE'S NAME FROM THE LIST AT RIGHT)


FOR all nominees           WITHHOLD AUTHORITY               NOMINEES:
listed at right            to vote for all                  P. V. Costa
except as marked           nominees listed                  F. A. DiPietro
to the contrary            at right                         J. M. Haft
at right)                                                   T. Kohn
                                                            M. J. Lerner
[ ]                               [ ]                       H. Stern
                                                            R. Walker

2. To consider and vote upon a proposal to amend the Company's certificate of incorporation to increase the authorized number of shares of common stock from 75,000,000 to 100,000,000.


3. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2002.

         FOR [ ]                      AGAINST [ ]                ABSTAIN [ ]


4. To transact such other business as may properly come before the meeting.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                          -------------------------------------
                                          Signature

                                          -------------------------------------
                                          Date:

                                          -------------------------------------
                                          Signature, if held jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.